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news release                                           [TENNECO AUTOMOTIVE LOGO]


          For Immediate Release


          Contacts:    Jane Ostrander
                       Media Relations
                       847 482-5607
                       jane.ostrander@tenneco-automotive.com

                       Leslie Hunziker
                       Investor Relations
                       847 482-5042
                       leslie.hunziker@tenneco-automotive.com


              TENNECO AUTOMOTIVE ANNOUNCES EXCHANGE OFFER FOR ITS
                      10.25% SENIOR SECURED NOTES DUE 2013


Lake Forest, Illinois, September 17, 2003 - Tenneco Automotive Inc. (NYSE: TEN) today commenced an offer to exchange up to $350 million principal amount of 10.25% Senior Secured Notes due 2013, which have been registered under the Securities Act of 1933, for a like amount of its existing 10.25% Senior Secured Notes due 2013, which were issued on June 19, 2003 in a private placement. The offer is being made pursuant to the terms and conditions included in the company's Prospectus dated September 16, 2003. The terms of the new notes are substantially identical to the terms of the notes for which they are being exchanged, except that the transfer restrictions and registration rights applicable to the original notes generally do not apply to the new notes.

The exchange offer will expire at 5:00 p.m., ET, on October 16, 2003, unless extended by Tenneco Automotive.



                                     -More-

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Copies of the prospectus and other information relating to this exchange offer, including transmittal materials, may be obtained from the exchange agent, Wachovia Bank, National Association, 5847 San Felipe, Suite 1050, Houston, Texas 77057, Attn: R. Douglas Milner.

This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Tenneco Automotive nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

Tenneco Automotive is a $3.5 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 19,600 employees worldwide. Tenneco Automotive is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) and Monroe Reflex(R) shocks and struts, Rancho(R) shock absorbers, Walker(R) Quiet-Flow(R) mufflers and DynoMax(R) performance exhaust products, and Monroe(R) Clevite(R) vibration control components.





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